     As filed with the Securities and Exchange Commission on April 21, 1998

                                                      Registration No. 333-44985
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                              QUADRAMED CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                         7371                        52-1992861
(State or other jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)   Classification Code Number)       Identification No.)

                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ----------------------
                             KEITH M. ROBERTS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              QUADRAMED CORPORATION
                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------
                                   Copies to:
                              SCOTT D. LESTER, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                                   ONE MARKET
                               SPEAR STREET TOWER
                             SAN FRANCISCO, CA 94105
                                 (415) 442-0900
                             ----------------------
             Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

             If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

             If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ----------------------

                                                  CALCULATION OF REGISTRATION FEE
==========================================================================================================================
     TITLE OF EACH CLASS OF        AMOUNT       PROPOSED MAXIMUM       PROPOSED MAXIMUM
        SECURITIES TO BE           TO BE         OFFERING PRICE       AGGREGATE OFFERING            AMOUNT OF
           REGISTERED            REGISTERED       PER SHARE(1)             PRICE(1)           REGISTRATION FEE(1)
----------------------------     ----------     -----------------     -------------------     --------------------
Common Stock, par value $.01      2,803,515          $19.06               $53,434,996              $15,763
per share..................
==========================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on January 23, 1998 in accordance with Rule 457 under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   SUBJECT TO COMPLETION, DATED APRIL 21, 1998


                                2,803,515 SHARES

                              QUADRAMED CORPORATION

                                  COMMON STOCK
                                -----------------

              The 2,803,515 shares (the "Resale Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of QuadraMed Corporation ("QuadraMed" or the "Company") which may be sold from time to time hereby (the "Offering") are comprised of (i) 1,831,291 shares of Common Stock which may be offered for resale by certain shareholders of the Company named herein (the "Shareholders") and (ii) 972,224 shares of Common Stock issuable upon exercise of certain warrants to purchase Common Stock (the "Warrants") which are being registered hereunder and may be offered for resale by the holders thereof named herein (the "Warrantholders" and together with the Shareholders, the "Selling Stockholders") following exercise of the Warrants and issuance of such shares. See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Resale Shares. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus.

              The Resale Shares may be sold from time to time by the Selling Stockholders directly, in underwritten offerings or in ordinary brokerage transactions at prices at or near the market price or in other privately negotiated transactions on terms to be negotiated at the time of sale. Usual and customary or specifically negotiated underwriting discounts, brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. To the extent required, the specific shares to be sold, the terms of the offering, including price, the names of any broker-dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

              The Company has agreed to bear all expenses (other than commissions or discounts of underwriters, dealers or agents or the fees and expenses of their counsel) in connection with the registration and sale of the Resale Shares being registered hereby. The Company has agreed to indemnify the Selling Stockholders, and the Selling Stockholders have agreed to indemnify the Company, against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for broker-dealers and underwriters.

              The Company's Common Stock is traded on the Nasdaq National Market
under the symbol "QMDC." On         , 1998, the reported last sale price of
the Common Stock on the Nasdaq National Market was $      per share.
                        -------------------------------

              SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                         -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -------------------------------

              THE SELLING STOCKHOLDERS AND ANY BROKER-DEALERS THAT PARTICIPATE IN THE DISTRIBUTION OF ANY OF THE RESALE SHARES MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSION RECEIVED BY THEM AND ANY PROFIT ON THE RESALE SHARES PURCHASED BY THEM MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

                         -------------------------------
        , 1998.

                               PROSPECTUS SUMMARY

              The following is a summary of certain information contained elsewhere in this Prospectus and is not intended to be a complete description of the matters covered in this Prospectus. This summary is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus. Stockholders are urged to read carefully the entire Prospectus. As used in this Prospectus, unless otherwise indicated or the context otherwise requires, all references to "QuadraMed" or the "Company" refer to QuadraMed Corporation and, where the context requires, its subsidiaries.

              This Prospectus contains forward-looking statements about future results which are subject to risks and uncertainties. QuadraMed's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

              QuadraMed Corporation develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company's suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support and compliance solutions for both providers and payors. In addition, the Company provides compliance, consulting and business office outsourcing services.

              Electronic Data Interchange. These products enable the editing and formatting of all claims submitted to payors to help ensure accuracy and completeness, which results in more efficient reimbursement of third party claims. The Company collects and utilizes detailed clinical and financial information from customers who license its EDI products. This data, which is supplemented with similar, publicly-available information, forms the basis of the Company's proprietary databases for its decision support products.

              Financial Management Products. These products utilize the enhanced data stream created by the Company's EDI products to allow providers to track payor contract terms and review medical billing information to ensure that bills are properly coded and include all services rendered. These capabilities facilitate a provider's ability to obtain timely and accurate reimbursement and to administer and measure the profitability of managed care contracts. Further, the Company offers a product that is designed to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, the Company's electronic document imaging products allow its customers to improve work flow and move toward a paperless office environment.

              Decision Support Products. These products include database analysis software and national and regional benchmark data that enable customers to perform clinical, financial and marketing analyses. These products utilize the enhanced data stream created by the Company's EDI and financial management products to build proprietary databases that enable providers to measure more accurately the resources consumed in the provision of care and to compare clinical outcomes against the associated costs.

              Business Office Outsourcing and Cash Flow Management Services. These services are offered to health care providers, many of which are recognizing the value of outsourcing their business office operations to reduce costs, increase cash flow and improve operating efficiencies. The Company believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations.


              Compliance and Consulting Products.  These services are offered
(i) to improve the ability of healthcare providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in a medical bill, and (ii) to assist clients in increasing the efficiency of the business office. QuadraMed offers a comprehensive compliance program, including compliance assessment, auditing and education expertise through a team of over 100 credentialed healthcare attorneys, medical records professionals, registered nurses and physicians. These services are augmented by the implementation of QuadraMed's integrated compliance software products. In addition, QuadraMed offers consulting and education services in the areas of managed care contract performance and negotiation, clinically oriented, patient-focused data analysis and financial management.


              The Company is incorporated under the laws of the State of Delaware. The Company's executive offices are located at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, California 94939 and its telephone number is
(415) 461-7725.

RECENT DEVELOPMENTS

        Acquisition of Medicus Systems Corporation

              On November 9, 1997, the Company agreed to acquire Medicus Systems Corporation ("Medicus"), a provider of health care information solutions, pursuant to an Agreement and Plan of Reorganization dated as of November 9, 1997 (the "Medicus Merger Agreement") under which Medicus would be merged with a wholly owned subsidiary of the Company (the "Medicus Merger"). In the Medicus Merger, the Company will pay $7.50 in cash, shares of the Company's Common Stock valued at $7.50 per share, or a combination thereof in exchange for each share of Medicus Common Stock. The Company anticipates that the Medicus Merger will be completed during the second quarter of 1998.

              In connection with the Medicus Merger Agreement, the Company purchased shares of Medicus Common Stock from certain stockholders of Medicus (the "Medicus Selling Stockholders") constituting approximately 56.7% of the outstanding shares of Medicus Common Stock in exchange for a $7.50 cash payment per share, together with warrants (the "Warrants") entitling the Medicus Selling Stockholders to acquire 0.3125 shares of Company Common Stock for each share of Medicus Common Stock sold at the time of the Medicus Merger. The Company has agreed to register such shares for resale under the Securities Act. All of such shares have been registered and are being offered for sale pursuant to this Prospectus.


              Medicus provides information solutions that enable hospitals and integrated health care delivery networks to manage resources more effectively and improve outcomes of care by capturing, structuring and analyzing data. The Medicus customer base includes more than 1,200 client institutions throughout North America, the majority of which do not currently use QuadraMed's products and services. Therefore, the Medicus Acquisition substantially expanded QuadraMed's hospital customer base, afforded the Company exposure to medium and large-sized hospitals, and broadened QuadraMed's financial management and decision support software products.


        Acquisition of Rothenberg

              On December 29, 1997, the Company acquired Rothenberg Health Systems Inc. ("Rothenberg"), a provider of health care information systems, and Healthcare Research Affiliates, Inc. ("HRA"), a consulting company that specializes in HEDIS reporting, from Resource Health Partners, L.P. ("RHP") in two related merger transactions (referred to as the "RHP Mergers"). In the RHP Mergers, the Company issued an aggregate of 1,588,701 shares of its Common Stock, valued at approximately $37.9 million. The transaction will be treated as a pooling of interests for accounting purposes. Accordingly, the Company's financial statements for the years ended December 31, 1996 and 1995 will be restated to include the historical results of Rothenberg, HRA and RHP. The financial statements of these entities and pro forma financial statements giving effect to these acquisitions have not been filed with the Securities and Exchange Commission and are not being included in this Prospectus as their historical operations are not significant to the consolidated operations of the Company. The Company has agreed to register such shares for resale under the Securities Act. All of such shares are being registered and are being offered for sale pursuant to this Prospectus.


               Rothenberg is a provider of health care information systems designed to enable health care providers to efficiently manage the risks associated with managed care contracts. Rothenberg has a client base of more than 300 IPAs, medical groups, hospitals, MSOs, PHOs and integrated delivery systems that employ or contract with an estimated 40,000 providers of care, who, in turn, serve over an estimated 8,000,000 enrollees in 35 states. The primary product acquired from Rothenberg was EZ-CAP, a software product that is designed to validate enrollee eligibility, adjudicate claims based on specific benefit structures and ensure the accurate processing and payment of claims. These acquisitions provided QuadraMed with an entry into the physician market and with access to the data stream generated by physician practices and organizations that provide practice management services.


        Expansion of Compliance Business


               In mid-1997, QuadraMed introduced QuanTIM FACTS fraud and abuse compliance software in response to increased scrutiny of health care fraud. In January 1998, the Company entered into an agreement with Ernst & Young LLP ("E&Y") whereby E&Y's healthcare consulting group will use the FACTS product to provide retrospective reports detailing clients' coding and billing practice and compliance with government mandated guidelines. Through the relationship with E&Y, QuadraMed will have the opportunity to gain access to E&Y's 3,500 healthcare clients, including 2,000 hospitals. In addition, in February 1998, the Company formed a strategic relationship with Superior Consultant Holdings ("Superior") whereby Superior will both incorporate QuanTIM FACTS into its Medicare and Medicaid compliance programs and will endorse FACTS as a key component of its clients' ongoing compliance program.



              In February 1998, QuadraMed acquired Cabot Marsh Corporation ("Cabot Marsh") for $11.2 million in cash and stock. Cabot Marsh provides compliance consulting services and software that assess compliance risk to over 60 hospitals and 50 medical groups. The Company believes that the acquisition of Cabot Marsh positions QuadraMed as a leading provider in the field of health care compliance, with a comprehensive product and service offering which includes compliance assessment, auditing and education expertise through a team of over 100 credentialed healthcare professionals and attorneys utilizing a suite of compliance software products. The acquisition agreement provides for a contingent cash payment subject to the achievement of certain future revenue objectives.

Offering of Convertible Subordinated Debentures

              On April 13, 1998, the Company announced that it has proposed to make a Rule 144A offering of $100 million of Convertible Subordinated Debentures due 2005. The terms of the offering remain to be established and there can be no assurances that such offering will be completed.

                                  THE OFFERING

              An aggregate of 2,803,515 shares of Common Stock are being offered for resale pursuant to this Prospectus, including 1,831,291 shares which are being offered for resale by certain stockholders of the Company and 972,224 shares which are being offered for resale by certain persons in the event of the exercise of Warrants. See "Selling Stockholders."

              The Company will not receive any proceeds from the sale of the Resale Shares which may be sold from time to time hereby. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus.

                                  RISK FACTORS

              In addition to the other information contained in this Prospectus included herewith, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY


              The Company incurred net losses of $18.8 million, $958,000 and $25.6 million for the years ended December 31, 1995, 1996 and 1997, respectively, and as of December 31, 1997 had an accumulated deficit of $52.4 million. These results include write-offs for acquired in-process research and development in the years ended December 31, 1995 and 1997 of $14.8 million and $21.9 million, respectively. On a pro forma basis, after giving effect to the acquisitions of Synergy, HRM, Cabot Marsh, the Medicus Merger, and the RHP Mergers, the Company's net loss for the year ended December 31, 1997 would have been $16.1 million. In connection with its acquisitions, the Company has and will incur significant non-recurring charges and will be required to amortize significant expenses related to goodwill and other intangible assets in future periods. There can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis.


POTENTIAL VARIABILITY IN QUARTERLY OPERATING RESULTS


              The Company's quarterly operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including: integration of acquired businesses, variability in demand for the Company's products and services; the number, timing and significance of announcements and releases of product enhancements and new products by the Company and its competitors; the timing and significance of announcements concerning the Company's present or prospective strategic alliances; the termination of, or a reduction in, offerings of the Company's products and services; the loss of customers due to consolidation in the health care industry; delays in product delivery requested by customers; the length of the sales cycle or the timing of sales; the amount of new potential contracts at the beginning of any particular quarter; customer budgeting cycles and changes in customer budgets; investments by the Company in marketing, sales, research and development, and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; software defects and other quality factors; and general economic conditions.



              The timing of customer purchases is difficult to predict given the complex procurement decision process associated with most health care providers and payors. As a result, the Company typically experiences sales cycles that extend over several quarters. Moreover, the Company's operating expense levels, which will increase with the addition of acquired businesses are relatively fixed. If revenues are below expectations, net income is likely to be disproportionately adversely affected. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

INTEGRATION OF ACQUIRED COMPANIES INTO THE COMPANY


              The Company expects to realize significant benefits from its recent acquisitions, including the acquisition of Medicus and the acquisition of Rothenberg. Realizing these benefits will depend in significant part upon the successful integration of the businesses, including their products and employees, with the Company, and there can be no assurance that such integration will not entail substantial costs, delays or other problems or that such integration will be successfully completed. The effort to integrate the businesses will divert the attention of management from other matters and will result in significant operational and administrative expense. Any difficulties encountered in the integration process could have a material adverse effect on the revenues and operating results of the Company. In addition, the process of integrating the businesses could cause the interruption of, or a disruption in, the business of the Company, which could have a material adverse effect on the operations and financial performance of the Company. Even if these businesses are successfully integrated into the Company, the acquired operations may not achieve sales, productivity and profitability commensurate with the Company's historical or projected operating results. Failure to achieve such projected results would have a material adverse effect on the Company's financial performance, and in turn, on the market value of the Company's Common Stock. There can be no assurance that the Company will realize any of the anticipated benefits of its recent acquisitions, including the acquisiton of Medicus and the acquisition of Rothenberg, or that such acquisitions will enhance the Company's business or financial performance.



DEPENDENCE ON ACQUISITION STRATEGY


              The Company intends to continue to expand in substantial part through acquisitions of products, technologies and businesses. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses. There is significant competition for acquisition opportunities in the Company's industry, which may intensify due to increasing consolidation in the health care industry, thereby increasing the costs of capitalizing on acquisition opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. The inability to successfully identify appropriate acquisition opportunities, consummate acquisitions or successfully integrate acquired products, technologies, operations, personnel or businesses could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, acquisitions may divert management's attention from other business concerns, expose the Company to the risks of entering markets in which it has no direct prior experience or to risks associated with the market acceptance of acquired products and technologies, or result in the loss of key employees of the Company or the acquired company. Moreover, acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS; NEED TO MANAGE CHANGING OPERATIONS

              Acquisitions, including the Medicus Merger and the RHP Mergers, involve a number of special risks including, without limitation, managing geographically dispersed operations, failure of the acquired business to achieve expected results, failure to retain key personnel of the acquired business, inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities, potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees, the assumption of unknown liabilities and potential disputes with the sellers of one or more acquired entities, all of which could have a material adverse effect on the Company's business, results of operations and financial condition.
                                        5

Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the Company's reputation and its sales and marketing initiatives. With the addition of the Medicus and RHP businesses, the Company's anticipated future operations may place a strain on its management systems and resources. The Company expects that it will be required to continue to improve its financial and management controls, reporting systems and procedures, and will need to expand, train and manage its work force. There can be no assurance that the Company will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON KEY PERSONNEL


              The Company's performance depends in significant part upon the continued service of its executive officers, its product managers and other key sales, marketing and development personnel. The loss of the services of any of its executive officers or the failure to hire or retain other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. Additions of new, and departures of existing, personnel can be disruptive and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS; UNCERTAINTY IN THE HEALTH CARE INDUSTRY


              A substantial portion of the Company's revenues have been and are expected to be derived from the sale of software products and services to hospitals. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of existing or potential purchasers of the Company's products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the decision to purchase the Company's products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for the Company to predict the timing or outcome of the buying decisions of customers or potential customers.


              The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company believes that the commercial value and appeal of its products may be adversely affected if the current health care financing and reimbursement system were to reverse its current evolution to a managed care model back to a fee-for-service model. In addition, many of the Company's customers are providing services under capitated service agreements, and a reduction in the use of capitation arrangements as a result of regulatory or market changes could have a material adverse effect on the Company's business, financial condition and results of operations. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment for the Company's clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for the Company's products and services.


              Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of the Company's products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's products. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Other market-driven reforms could also have adverse effects on the Company's business, financial condition and results of operations.


HIGHLY COMPETITIVE MARKET

              Competition in the market for the Company's products and services is intense and is expected to increase. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. The Company's competitors include other providers of health care information software and services, as well as health care consulting firms. The combined company's principal competitors include: (i) CIS Technologies, Inc., a division of National Data Corporation, Inc., and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; (vi) HMS and ARTRAC, a division of Medaphis in the market for its business office outsourcing services; and (vii) a subsidiary of Minnesota Mining and Manufacturing and CodeMaster, in the market for its medical records products. In addition, current and prospective customers evaluate the Company's capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering
                                        7
products that compete with those offered by the Company may enter the Company's markets. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and political, economic or regulatory changes in the health care industry or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.


SHARES ELIGIBLE FOR FUTURE SALE



              Future sales of Common Stock by existing stockholders under Rule 144 and Rule 701 of the Securities Act and through the exercise of registration rights could have an adverse effect on the price of the Company's Common Stock. As of March 31, 1998, approximately 1,400,000 shares are available for sale in the public market subject to compliance with Rule 144 or Rule 701. Certain existing stockholders holding an aggregate of 497,429 shares of Common Stock as of March 31, 1998 (which amount does not include shares being registered by the Company as discussed below) have rights under certain circumstances to require the Company to register their shares for future sale.



              During the second quarter of 1998, the Company expects to close the acquisition of Medicus. In connection with the acquisition of Medicus, the Company may issue up to an aggregate of 1,800,000 shares of Common Stock, which includes up to 972,224 shares of Common Stock issuable upon the exercise of warrants issued in November 1997 to certain former stockholders of Medicus (the "Warrants"). Any unexercised portion of the Warrants will expire at the closing of the acquisition of Medicus. All of the shares of Common Stock to be issued in connection with the acquisition of Medicus (including shares issuable upon exercise of the Warrants being registered hereunder) are being registered under the Securities Act and will be freely tradeable following the closing of such acquisition. In December 1997, the Company issued 1,588,701 shares of Common Stock in connection with the RHP Mergers. The shares of Common Stock issued in connection with the RHP Mergers are being registered hereunder for resale under the Securities Act and will be freely tradeable following such registration. An additional 242,590 shares subject to registration rights are being registered hereunder for resale and will be freely tradeable following such registration. As a result of issuance of stock in the acquisition of Medicus and RHP Mergers, substantial sales of the Company's Common Stock could occur immediately after the registration of such equity securities.



              Sales of a substantial number of the aforementioned shares of the Company's Common Stock could adversely affect or cause substantial fluctuations in the market price of the Company's Common Stock and impair the Company's ability to raise additional capital through the sale of its securities. Sales of substantial amounts of Common Stock in the public market under Rule 144 under the Securities Act, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities.



NEW PRODUCT DEVELOPMENT AND SYSTEM ENHANCEMENT

              The Company's performance will depend in large part upon the Company's ability to provide the increasing functionality required by its customers through the timely development and successful introduction of new products and enhancements to its existing suite of products. The Company has historically devoted significant resources to product enhancements and research and development and believes that significant continuing development efforts will be required to sustain its operations and integrate the products and technologies of acquired businesses. There can be no assurance that the Company will successfully or in a timely manner develop, acquire, integrate, introduce and market new product enhancements or products, or that product enhancements or new products developed by the Company will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance.

LIMITED PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

              The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect its proprietary rights. The Company has not filed any patent applications covering its technology. There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop products and services that are substantially equivalent or superior to those of the Company.

              Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of products overlaps. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has received notice of a claim filed with the United States Trademark Appeal Board for the cancellation of its registered QuanTIM(R) trademark, and also has recently received a letter from a separate third party challenging this trademark. There can be no assurance that the Company will be successful in its defense of these or similar claims.

RISK OF PRODUCT DEFECTS; FAILURE TO MEET PERFORMANCE CRITERIA

              Products such as those offered by the Company frequently contain errors or failures, especially when initially introduced or when new versions are released. Although QuadraMed conducts extensive testing, software errors have been discovered in certain enhancements and products after their introduction. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or performance failures will not occur in products under development or in other enhancements or products after commencement of commercial shipments, resulting in loss of revenues and customers, delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect upon its business, financial condition and results of operations.

YEAR 2000

              Many computer systems have experienced or will experience problems processing dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for addressing the year 2000 issues. The Company expects to implement successfully the systems and programming changes necessary to address the year 2000 issues and does not believe that the cost of such actions will have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on its business, financial condition and results of operations.

              The Company has designed and tested the most current versions of its products to be year 2000 compliant. A significant number of the Company's customers are running product versions that are not year 2000 compliant. While the Company has been encouraging such customers to migrate to current product versions, it is possible that the Company may experience increased expenses in addressing migration issues and may lose customers. In addition, there can be no assurances that the Company's current products do not contain undetected errors or defects associated with year 2000 date functions that may result in the material costs to the Company. Some commentators have stated that significant amounts of litigation will arise out of year 2000 compliance issues. Because of the unprecedented nature of such litigation it is uncertain whether or to what extent the Company may be affected by it.

RISK OF INTERRUPTION OF DATA PROCESSING

              The Company currently processes substantially all its customer data at its facilities in Larkspur, California and Neptune, New Jersey. While the Company backs up its data nightly and has safeguards for emergencies such as power interruption or breakdown in temperature controls, it has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. The occurrence of a major catastrophic event at either the Larkspur or the Neptune facility could lead to an interruption of data processing and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO OUTSOURCING BUSINESS

              The Company provides compliance, consulting and business office outsourcing and cash flow management services, including the billing and collection of receivables. The infrastructure for the Company's outsourcing business was acquired by the Company. In addition, the Company often uses its software products to provide outsourcing services. As a result, the Company has not been required to make significant capital expenditures in order to service existing outsourcing contracts. However, if the Company experiences a period of substantial expansion in its outsourcing business, it may be required to make substantial investments in capital assets and personnel, and there can be no assurance that it will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts it may be awarded. The Company's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which a contract was based could have a material adverse effect on its business, financial condition and results of operations. In addition, the Company's failure to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. Finally, the Company could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by these errors.

GOVERNMENT REGULATION

              The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of the Company's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. The Company also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulation.

              The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using the Company's products.

RISK OF PRODUCT-RELATED CLAIMS

              Certain of the Company's products and services relate to the payment, collection, coding and billing of health care claims and the administration of managed care contracts. Any failure by employees of the Company or by the Company's products to accurately assess, process or collect such claims could result in claims against the Company by its customers. The Company has been and currently is involved in claims for money damages related to services provided by its accounts receivable management business. The Company maintains insurance to protect against certain claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company that is in excess of, or excluded from, its insurance coverage could have a material adverse effect on its business, financial condition and results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to material claims in the future, that such claims will not result in liability in excess of the Company's insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. In addition, if liability of the Company were to be established, substantial revisions to its products could be required that may cause it to incur additional unanticipated research and development expenses.

RISKS ASSOCIATED WITH CERTAIN INVESTMENTS

              The Company has made, and may continue to make in the future, certain investments in which it obtains a minority equity interest in certain early stage companies. The Company does not have the ability to control the operations of any of these companies. Investing in early stage companies is subject to certain significant risks, and there can be no assurance that any of these companies will be successful or achieve profitability or that the Company will ever realize a return on its investments. In addition, to the extent any of such companies fail or become bankrupt or insolvent, the Company may be required to report a loss on some or all of its investment, which could have a material adverse effect on its results of operations during a particular reporting period.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

              Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of preferred stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company Common Stock.



VOLATILITY OF STOCK PRICE

              The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Company's Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. The market price may also be affected by movements in prices of equity securities in general.

                                 USE OF PROCEEDS

              The Company will not receive any of the net proceeds from the sale of the shares by the Selling Stockholders. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus.

                              SELLING STOCKHOLDERS


              The following table sets forth the principal amount of Common Stock beneficially owned by each of the Selling Stockholders as of March 31, 1998, all of which are Resale Shares. Because the Selling Stockholders may offer all or some of the Resale Shares which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the amount of Resale Shares that will be held by the Selling Stockholders after completion of this offering. The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.


                                        Number of          Percent
                                          Shares           of Out-
                                        Beneficially      standing
Name of Selling Stockholder                Owned           Shares
---------------------------            -------------     ----------
WARRANTHOLDERS (1)
Richard C. Jelinek                        260,219           2.2
Holly Bank Investments, L.P.              172,118           1.4
William Gardner Brown Trust                67,503             *
Trigran Investments                        56,223             *
P.A.W. Offshore Fund, Ltd.                 46,719             *
Neal Goldman                               45,000             *
Dorsey Gardner                             37,258             *
P.A.W. Partners, L.P.                      35,938             *
Walter McNerney                            34,587             *
Debbie Jelinek                             31,250             *
Jackson Stephens                           31,250             *
Stephens Group, Inc.                       29,688             *
Gail Warden                                28,750             *
Peak Investment, L.P.                      18,938             *
Pleaides Investment Partners               17,188             *
First NY Securities                        14,375             *
Jacoby Enterprises, Inc.                   14,063             *
Jacobs Family Co., LLC                      8,719             *
Peter H. Kamin                              8,594             *
Coral Two Corporation                       6,250             *
Petrus Fund, L.P.                           3,844             *
Peter H. Kamin Childrens Trust              3,750             *
                                        ---------
                                          972,224
SHAREHOLDERS:
Eugene M. Arnone                          167,688           1.3
Richard C. Jelinek                         30,196             *
Richard C. Jelinek Charitable Trust        24,706             *
Richard Pendleton                          20,000             *
J.P. Morgan Investment Corporation(2)     660,200           5.2
Coventry Corporation(2)                   165,051           1.3
Mutual Group, Ltd.(2)                     165,051           1.3
Rothenberg Living Trust(2)                143,185           1.1
Rothenberg Properties, Ltd.(2)             80,542             *
Nancy Rothenberg(2)                        10,609             *
Craig C. Camp(2)                            6,491             *
Eugene Hoeckendorf(2)                      16,975             *
Joseph Riley(2)                            25,462             *
Joel M. Weinberg(2)                        30,555             *
Ted J. Ackroyd(2)                          67,835             *
Peter Ackroyd(2)                              553             *
Paul Ackroyd(2)                               800             *
David R. Vaughn(2)                         20,882             *
Barbara M. Vaughn(2)                        8,503             *
Louis M. Phillips(2)                        7,537             *
John Rassweiler(2)                            460             *
Marie Nell(2)                                 246             *
John Henn(2)                                6,134             *
William Park(2)                               616             *
David H. Alexander, Jr.(2)                    540             *
Thomas Brown(2)                               800             *
Patricia Schano(2)                            800             *
Roslyn White(2)                               102             *
Bruce Boyle(2)                              1,858             *
RJK Medical Associates
  Profit Sharing Account(2)                 1,531             *
John H. Rorke, III(2)                       3,071             *
Joseph Nally, Jr.(2)                          768             *
Michael Weinper(2)                         10,609             *
Marc Vest(2)                                6,366             *
Melanie Corbin(2)                           6,366             *
David Orenstein(2)                          6,366             *
Elise Latawiec(2)                           4,244             *
Mark Wallis(2)                              6,366             *
Judy Gerber(2)                              2,122             *
Catalyst Partners, L.L.C.(2)                3,318             *
Patricia Shaw(2)                            1,961             *
Addie Scott(2)                              1,961             *
IPN, Inc.(2)                               38,563             *
RHP Health, Inc.(2)                           929             *
Max I. Gibert(2)                              924             *
Max I. Gilbert-Rollover IRA(2)                766             *
Timothy C. Shamroy, as
  Trustee of the Timothy Shamroy
  Living Trust dated May 24, 1996(2)       70,683             *
                                        ---------
                                        1,831,291
                                        =========
          Total                         2,803,515

----------
* Less than 1%

(1) All shares listed as beneficially owned by the Warrantholders are issuable under Warrants held by each Warrantholder.
(2) RHP and RHP GP, L.P., the general partner of RHP, have approved the liquidating distributions to their partners of the approximate number of shares above. Nonetheless, RHP may hold back from such distribution, up to 31,422 shares for sale to cover its expenses and up to 155,014 shares to cover certain of its obligations to the Company pursuant to the terms of the RHP Mergers. See "Plan of Distribution."

         The Resale Shares which may be offered by the Warrantholders were acquired by them pursuant to certain Stock Purchase Agreements entered into in connection with the Medicus Merger. To the extent the Resale Shares issuable upon exercise of the Warrants are sold by the Warrantholders pursuant hereto, the Warrants will be exercised and the exercise price thereof will be paid to the Company prior to the sale of the Resale Shares underlying such Warrants.


         The Resale Shares which may be offered by RHP (or its distributees) were acquired by RHP from the Company in connection with the RHP Mergers.


         The Resale Shares which may be offered by Eugene Arnone were acquired by Mr. Arnone in connection with the Company's acquisition of Healthcare Recovery, Inc. in April 1997. Mr. Arnone was the President and co-founder of Healthcare Recovery, Inc., and became the Company's Executive Vice President and President of the Business Office Outsourcing Services Division after the completion of the acquisition. Mr. Arnone resigned from his position with the Company effective December 15, 1997.

         Certain of the Resale Shares which may be offered by Richard C. Jelinek, as a Shareholder (and not as a Warrantholder), and by the Richard C. Jelinek Charitable Trust (the "Trust") were acquired by Mr. Jelinek and the Trust pursuant to certain Warrant Purchase Agreements entered into in connection with the Medicus Merger pursuant to which the Company purchased certain warrants held by Mr. Jelinek and the Trust.

         Mr. Pendleton received an option to purchase 20,000 shares of Company Common Stock in connection with the settlement of a lawsuit to which the Company was a party. Mr. Pendleton has exercised this option and acquired the shares which may be offered hereby for resale.

                              CERTAIN TRANSACTIONS

         Thomas F. McNulty, a director of the Company, holds options to purchase 50,000 shares of Medicus Common Stock which will be assumed by the Company in the Merger. These options will be converted into options to purchase shares of Company Common Stock on the same terms as other outstanding Medicus options. In connection with the approval of the Medicus Merger by the Board of Directors of the Company, Mr. McNulty disclosed this interest and abstained from voting.

         John H. Austin, M.D., a director of the Company, is the chief executive officer of a limited partner of RHP. In connection with the approval of the RHP Mergers by the Board of Directors of the Company, Dr. Austin disclosed this interest and abstained from voting.

                              PLAN OF DISTRIBUTION

         The Resale Shares offered hereby are being offered directly by the Selling Stockholders. The Company will receive no proceeds from the sale of any of the Resale Shares. However, the Company will receive the exercise price payable upon exercise of any Warrant covering any Resale Shares to be offered and sold pursuant to this Prospectus. The sale of the Resale Shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offer of Resale Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Resale Shares being offered and the terms of the offering including the name or names or any underwriters, dealers or agents, the purchase price paid by any underwriter for the Resale Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities

Act. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, as underwriters or otherwise.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.


         RHP has authorized a liquidating distribution of the Resale Shares received by it to its partners. RHP GP, L.P., the general partner of RHP, has authorized a liquidating distribution of the Resale Shares to be received by it to its partners. The Company is registering the Resale Shares owned by RHP on behalf of the partners of RHP, the partners of RHP GP, L.P., and the transferees of the partners of RHP and RHP GP, L.P. The partners of RHP and/or RHP GP, L.P. are: Mutual Group, Ltd., Coventry Corporation, J.P. Morgan Investment Corporation, David R. Vaughn, Ted J. Ackroyd, Craig C. Camp, Louis M. Phillips, Barbara M. Vaughn, John Rassweiler, Marie Nell, John Henn, William Park, David
H. Alexander, Jr., Thomas Brown, Peter Ackroyd, Paul Ackroyd, Patricia Schano, Roslyn White, Bruce Boyle, RJK Medical Associates Profit Sharing Account, Max I. Gilbert, Max I. Gilbert - Rollover IRA, John H. Rorke, III, Joseph Nally, Jr., Rothenberg Living Trust, Rothenberg Properties, Ltd., Timothy C. Shamroy, as trustee of the Timothy Shamroy Living Trust dated May 24, 1996, Joel M. Weinberg, Joseph Riley, Eugene Hoeckendorf, Nancy Rothenberg, Michael Weinper, Marc Vest, Melanie Corbin, David Orenstein, Elise Latawiec, Mark Wallis, Judy Gerber, Catalyst Partners, L.L.C., IPN, Inc., Patricia Shaw, Addie Scott, RHP GP, L.P. and RHP Health, Inc.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.


                                     EXPERTS


         The audited consolidated financial statements including schedules of the Company incorporated by reference herein and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


         The consolidated financial statements of FRA Acquisitions, Inc. and its subsidiary which are not presented separately or incorporated by reference in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report is incorporated herein by reference from the QuadraMed Annual Report on Form 10-K/A for the year ended December 31, 1997, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Web site can be accessed at http:\\www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section,
1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Prospectus is a part, and which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under
Section 13(d) and 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:

                  1.       Proxy Statement on Schedule 14A filed January 16,
                           1998;
                  2. Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997;
                  3. Current Report on Form 8-K dated April 24, 1997 and filed May 9, 1997, and amendments thereto filed July 8, 1997 and March 10, 1998, respectively;
                  4. Current Report on Form 8-K dated September 29, 1997 and filed October 14, 1997, and amendment thereto filed March 10, 1998;
                  5. Current Report on Form 8-K dated December 29, 1997 and filed January 13, 1998;

                  6. Current Report on Form 8-K dated February 4, 1998 and filed February 18, 1998; and
                  7. The description of Company Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMPANY COMMON STOCK, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO KEITH M. ROBERTS, QUADRAMED CORPORATION, 80 E. SIR FRANCIS DRAKE BLVD., SUITE 2A, LARKSPUR, CALIFORNIA, 94939 (TEL. 415/461-7725).

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Prospectus Summary........................................................1
Risk Factors..............................................................4
Use of Proceeds..........................................................12
Selling Stockholders.....................................................12
Plan of Distribution.....................................................13
Legal Matters............................................................14
Experts..................................................................14
Available Information....................................................15
Incorporation of Certain Documents by Reference..........................15

                             ----------------------

                                2,803,515 SHARES



                                     [LOGO]


                                  COMMON STOCK



                                   PROSPECTUS



                                        __, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

                  The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         Registration fee.............................................   $15,763
         Printing and engraving expenses .............................     1,000
         Legal expenses ..............................................    25,000
         Accounting fees and expenses ................................    25,000
         Miscellaneous ...............................................         0

                  Total ..............................................   $66,763
                                                                         =======

----------


         The Selling Stockholders will bear their own sales commissions and related sales expenses in connection with this offering, but will not bear any of expenses listed above.


Item 15.  Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended. Pursuant to the Certificate of Incorporation and the Bylaws of the Company, directors and officers of the Company are indemnified to the full extent permitted by law. In addition, the Company has entered into indemnification agreements with its officers and directors that indemnify such officers and directors to the full extent permitted by law against all expenses (including attorneys' fees), judgments, fines or settlement amounts incurred or paid by them in any action or proceeding, including any action by or on behalf of the Company, on account of their service as an officer or director of the Company.

Item 16.   Exhibits.

2.10 Agreement and Plan of Reorganization, dated as of November 9, 1997, by and among the Company and Medicus Systems Corporation. (1)
2.11 Amendment No. 1 to Agreement and Plan of Reorganization, dated as of February 26, 1998. (2)
2.12 Amendment No. 2 to Agreement and Plan of Reorganization, dated as of March 24, 1998. (2)
2.13 Acquisition Agreement and Plan of Merger, dated as of December 29, 1997, by and among the Company, Resource Health Partners, L.P. and other parties thereto. (3)
3.2      Second Amended and Restated Certificate of Incorporation of the
         Company. (4)
3.4      Amended and Restated Bylaws of the Company. (4)

5.1      Opinion of Brobeck, Phleger & Harrison LLP.


23.1     Consent of Arthur Andersen LLP.


23.2     Consent of Deloitte & Touche LLP

23.3 Consent of Brobeck, Phleger & Harrison (included in the Opinion of Counsel filed as Exhibit 5.1 hereto).

24.1     Power of Attorney (previously filed).
----------



(1) Incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on November 21, 1997.
(2)      Incorporated by reference from the Company's Annual Report on Form
         10-K for the year ended December 31, 1997.
(3) Incorporated by reference from the Company's Current Report on Form 8-K, as filed with the Commission on January 13, 1998.
(4) Incorporated by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996 and October 2, 1996, respectively.

Item 17.   Undertakings.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LARKSPUR, STATE OF CALIFORNIA ON THIS 21st DAY OF April, 1998.

                                      QuadraMed Corporation

                                       By /s/ Keith M. Roberts
                                         ---------------------------------------
                                                     Keith M. Roberts
                                            Vice President and General Counsel

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------

  5.1            Opinion of Brobeck, Phleger & Harrison LLP


  23.1           Consent of Arthur Andersen, LLP


  23.2           Consent of Deloitte & Touche LLP

-------